FRONTIER ADJUSTERS OF AMERICA, INC.


                        OFFER TO PURCHASE FOR CASH UP TO
                      1,000,000 SHARES OF ITS COMMON STOCK
                          AT A PRICE OF $2.90 PER SHARE


          THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD EXPIRE AT
           9:00 P.M., PACIFIC TIME, ON JUNE 10, 1999 UNLESS THE OFFER
                       IS TERMINATED EARLIER OR EXTENDED


     Frontier Adjusters of America, Inc., an Arizona corporation (the "Company"), hereby invites its shareholders to tender its Common Stock, par value $.01 per share (the "Shares"), to the Company at a price of $2.90 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company will purchase up to 1,000,000 Shares at a price of $2.90 per Share pursuant to the Offer. The Company may purchase less than 1,000,000 Shares if less than 1,000,000 Shares are properly tendered. Shareholders are not obligated to tender or sell any Shares pursuant to the Offer. If more than 1,000,000 Shares are validly tendered, the Company will purchase the Shares on a pro rata basis.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

     The Shares are listed and principally traded on The American Stock Exchange ("AMEX") under the symbol "FAJ." On November 25, 1998, the last trading day before the Company announced its intention to make the Offer, the closing sale price as reported on AMEX was $2.44 per Share. On May 4, 1999, the closing sale price as reported on AMEX was $2.75 per Share. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS IS RECOMMENDING THAT ANY SHAREHOLDER TENDER OR REFRAIN FROM TENDERING ANY SHARES. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

May 12, 1999

                                    IMPORTANT

     To accept the Offer, shareholders must strictly comply with the instructions contained in the Letter of Transmittal. Any shareholder tendering Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile copy thereof) and mail or deliver it, together with stock certificates representing the tendered Shares and any other required documents, to the U.S. Stock Transfer Corporation (the "Information Agent/Depositary") at the address set forth below or (2) request the shareholder's broker, dealer, commercial bank, trust company, or other nominee to effect the transaction for the shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact that broker, dealer, commercial bank, trust company, or other nominee, if the shareholder desires to tender those Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available should tender those Shares by following the procedures for guaranteed delivery set forth in Section 3.

     TO TENDER SHARES PROPERLY, SHAREHOLDERS MUST FULLY COMPLETE THE LETTER OF TRANSMITTAL.

     Questions and requests for assistance concerning this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent/Depositary at the address and telephone number set forth below.

                         U.S. Stock Transfer Corporation
                              1745 Gardenia Avenue
                                    Suite 200
                             Glendale, CA 91204-2991
                            Telephone: (818) 502-1404
                            Facsimile: (818) 502-0674

     THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

     FORWARD-LOOKING INFORMATION ..........................................   1

     INTRODUCTION .........................................................   1

     THE OFFER.............................................................   2

1.   Number Of Shares; Proration ..........................................   2
2.   Tenders By Owners Of Fewer Than 100 Shares ...........................   3
3.   Procedure For Tendering Shares .......................................   3
4.   Withdrawal Right .....................................................   4
5.   Purchase Of Shares and Payment .......................................   5
6.   Certain Conditions Of The Offer ......................................   5
7.   Price Range Of Shares ................................................   7
8.   Background And Purpose Of The Offer ..................................   7
9.   Interest Of Directors And Executive Officers; Transactions And
       Arrangements Concerning The Shares .................................   8
10.  Source And Amount Of Funds ...........................................   9
11.  Certain Information About The Company ................................   9
12.  Effects Of The Offer On The Market For Shares; Registration Under
       The Exchange Act ...................................................  11
13.  Certain Legal Matters; Regulatory And Foreign Approvals ..............  11
14.  Certain U.S. Federal Income Tax Consequences .........................  12
15.  Extension Of The Offer; Termination; Amendments ......................  14
16.  Fees And Expenses ....................................................  15
17.      Miscellaneous.....................................................  15

                                     SUMMARY

     This general summary is solely for the convenience of the Company's shareholders and is qualified in its entirety by reference to the full text and more specific details set forth in this Offer to Purchase.

PURCHASE PRICE

All Shares purchased by the Company pursuant to the Offer will be purchased at the price of $2.90 per Share.

NUMBER OF SHARES TO BE PURCHASED

1,000,000 Shares (or such lesser number of Shares as are properly tendered).

MARKET PRICE OF SHARES

On May 4, 1999, the last reported sale price of the Shares on the AMEX was $2.75 per Share.

CONDITIONS TO THE OFFER

The Offer is subject to certain conditions. See Section 6.

HOW TO TENDER SHARES

See Section 3. Contact the Information Agent/Depositary or consult your broker for assistance.

BROKERAGE COMMISSIONS

None for registered shareholders who tender their Shares directly to the Information Agent/Depositary. Shareholders holding Shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender Shares through the brokers or banks and not directly to the Information Agent/Depositary.

STOCK TRANSFER TAX

None, if payment is made to the registered holder of the Shares.

EXPIRATION AND PRORATION TIME

June 10, 1999 at 9:00 P.M., Pacific Time, unless the Offer is extended by the Company.

PAYMENT DATE

As soon as practicable after the Expiration Time.

POSITION OF THE COMPANY AND ITS BOARD OF DIRECTORS

The Company's Board of Directors has approved the Offer. However, neither the Company nor its Board of Directors makes any recommendation to shareholders as to whether to tender or refrain from tendering their Shares. Each shareholder must make the decision whether to tender Shares and, if so, how many Shares to tender. The Company has been advised that none of its directors, executive officers, or affiliates controlled by such persons intends to tender any Shares pursuant to the Offer.

WITHDRAWAL RIGHTS

Tendered Shares may be withdrawn at any time prior to 9:00 P.M., Pacific Time, on June 10, 1999, unless the Offer is extended by the Company, and, unless previously purchased, after 9:00 P.M., Pacific Time, on July 9, 1999. See
Section 4.

ODD LOTS

There will be no proration of Shares tendered by any shareholder owning beneficially or of record fewer than 100 Shares as of the close of business on May 12, 1999, and as of the Expiration Time, provided the shareholder tenders all Shares owned by the shareholder prior to the Expiration Time and completes the section entitled "Odd Lots" in the Letter of Transmittal, in which case all such Shares will be purchased. See Section 1.

FURTHER DEVELOPMENTS REGARDING THE OFFER

Call the Information Agent/Depositary or consult your broker.

TO THE HOLDERS OF COMMON STOCK OF FRONTIER ADJUSTERS OF AMERICA, INC.:

                           FORWARD-LOOKING INFORMATION

     Certain statements and information contained in this Offer to Purchase, including, but not limited to, Section 8 entitled "Background And Purpose of the Offer" and Section 11 entitled "Certain Information about the Company" concerning future, proposed, and anticipated activities of the Company and other statements contained in this Offer to Purchase regarding matters that are not historical facts are "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those stated or implied in the forward-looking statements.

                                  INTRODUCTION

     Frontier Adjusters of America, Inc., an Arizona corporation (the "Company"), hereby invites its shareholders to tender its Common Stock, par value $.01 per share (the "Shares ") to the Company at a price of $2.90 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Company is making the Offer in accordance with the terms of a Stock Purchase Agreement, dated as of November 20, 1998 (the "Stock Purchase Agreement"), between the Company and United Financial Adjusting Company ("UFAC"), an Ohio corporation and a wholly-owned subsidiary of The Progressive Corporation, an Ohio corporation, pursuant to which the Company sold to UFAC 5,258,513 shares of the Company's Series A Convertible Voting Preferred Stock, par value $.01 per share (the "Convertible Shares"), at a purchase price of $1.30 per share (the "Transaction"). The Convertible Shares are convertible into Shares on a one-for-one basis on or before June 30, 1999. As part of the Transaction, the Company plans to a make a special one-time distribution in the amount of $1.60 per Share (the "Distribution") to shareholders whose Shares are not purchased by the Company in the Offer. See Section 8. UFAC will not participate in the Offer or receive the Distribution.

     The Company believes that the Offer is an effective way of providing a cash return on investment to shareholders who wish to liquidate all or part of their Shares at this time, and that it is in the best interests of shareholders for the Company to provide liquidity to shareholders without all of the transaction costs associated with the sale of Shares on the open market. The Company also believes that the purchase of Shares is consistent with the Company's long-term goal of increasing shareholder value.

     The Company will purchase up to 1,000,000 Shares that are properly tendered and not withdrawn at a price of $2.90 net to the seller in cash, upon the terms and subject to the conditions of the Offer.

     THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE
SECTION 6.

     If, before the Expiration Time (as defined in Section 1), more than 1,000,000 Shares are properly tendered and not withdrawn, the Company will buy Shares on a pro rata basis from all shareholders, other than odd lot holders, who properly tender Shares. See "Section 1. Number of Shares" and "Section 2. Tenders by Owners of Fewer than 100 Shares." The Company will return all Shares not purchased under the Offer because of oversubscription. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees, or, subject to Instruction 8 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares. Shareholders should consult with their brokerage firm or bank for additional fees or transaction costs, if any, which will not be paid by the Company. The Company will pay all of its fees and expenses in connection with the Offer. See "Section 16. Fees and Expenses."

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. EACH SHAREHOLDER MUST DECIDE WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NONE OF THE COMPANY'S DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER SHARES PURSUANT TO THE OFFER.

     The address of the principal executive offices of the Company is 45 East Monterey Way, Phoenix, Arizona 85011.

     The 1,000,000 Shares that the Company is offering to purchase represent approximately 10.1% of the Company's 9,863,871 Shares outstanding (assuming the conversion of the Convertible Shares by UFAC) as of May 4, 1999 (9.6% on a fully diluted basis).

     The Shares are listed and traded principally on The American Stock Exchange ("AMEX") under the symbol "FAJ." The Company announced its intention to make the Offer after the close of trading on November 25, 1998. The closing per Share sales price as reported on AMEX on that day was $2.44. On May 4, 1999, the closing per Share sales price as reported on AMEX on that day was $2.75. The Company urges shareholders to obtain current market quotations for the Shares.

     THIS OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                    THE OFFER

1. NUMBER OF SHARES; PRORATION

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 1,000,000 Shares that are properly tendered on or before the Expiration Time (and not withdrawn in accordance with Section 4) at a price of $2.90 per Share. The term "Expiration Time" means 9:00 P.M. Pacific Time, on June 10, 1999, unless the Company extends the period of time during which the Offer is open, in which event the term "Expiration Time" shall mean the latest time and date at which the Company shall accept Shares. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate, or amend the Offer. See also Section 6.

     Upon the terms and subject to the conditions of the Offer, if at the Expiration Time more than 1,000,000 Shares are properly tendered and not properly withdrawn, the Company will buy Shares first from any Odd Lot Holders (as defined below) who properly tender all their Shares and then on a pro rata basis from all other shareholders who properly tender Shares (and do not properly withdraw such Shares prior to the Expiration Time). The proration period also expires at the Expiration Time. In the event that proration of tendered Shares is required, the Company will determine the proration factor as soon as practicable following the Expiration Time. Proration for each shareholder tendering Shares, other than Odd Lot Holders, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such shareholder to the total number of Shares properly tendered and not properly withdrawn by all Shareholders, other than Odd Lot Holders. Because of the difficulty in determining the number of Shares properly tendered (including Shares tendered by guaranteed delivery procedures, as described in Section 3) and not properly withdrawn, and because of the Odd Lot procedure, the Company does not expect that it will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately seven AMEX trading days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time. Shareholders may obtain preliminary proration information from the Information Agent/Depositary and may be able to obtain such information from their brokers.

     For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through Midnight, Pacific Time.

     In accordance with Instruction 2 of the Letter of Transmittal, each shareholder desiring to tender Shares must specify the number of Shares he or she desires to tender. All Shares purchased pursuant to the Offer will be purchased at a price of $2.90 per Share, net to the seller in cash, without interest thereon. All Shares not purchased pursuant to the Offer because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Time.

     If the number of Shares properly tendered prior to the Expiration Time is less than or equal to 1,000,000 Shares, the Company will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

     In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Time. Although the Company does not expect to be able to announce the final results of such proration until approximately seven AMEX trading days after the Expiration Time, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Time. Shareholders may obtain such preliminary information from the Information Agent/Depositary and may be able to obtain such information from their brokers.

2. TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

     The Company will accept for purchase, without proration, all Shares properly tendered before the Expiration Time by or on behalf of shareholders who beneficially held, as of the close of business on May 12, 1999, an aggregate of fewer than 100 Shares ("Odd Lot Holders") and who continue to own beneficially all of such Shares as of the Expiration Time. See Section 1. An Odd Lot Holder must properly tender all Shares that such Odd Lot Holder beneficially owns; partial tenders will not qualify for this preference. This preference is not available to owners of 100 or more Shares, even if such owners have separate stock certificates for fewer than 100 Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned by that Odd Lot Holder pursuant to this Offer must complete the box captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. See Section 3.

3. PROCEDURE FOR TENDERING SHARES.

     PROPER TENDER OF SHARES. For Shares to be properly tendered pursuant to the
Offer: (a) the certificates for the Shares, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received on or before the Expiration Time by the Information Agent/Depositary at its address set forth on the back cover of this Offer to Purchase; or (b) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

     It is a violation of Section 10(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 10b-4 promulgated thereunder, for a person to tender Shares for such person's own account unless the person so tendering:

          (a) owns those Shares; or

          (b) owns other securities convertible into or exchangeable for the Shares or owns an option, warrant or right to purchase the Shares and intends to acquire Shares for tender by conversion, exchange or exercise of such option, warrant, or right.

     Section 10(b) and Rule 10b-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     The Company's acceptance of Shares will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer. The tendering shareholder represents that (i) such shareholder owns the Shares being tendered within the meaning of Rule 10b-4 promulgated under the Exchange Act and (ii) the tender of those Shares complies with Rule 10b-4.

     SIGNATURE GUARANTEES AND METHOD OF DELIVERY. Signatures must be guaranteed on all Letters of Transmittal and all other documents required for the transfer of Shares, except as described in the next sentence. No signature guarantee is required on the Letter of Transmittal if (a) the Letter of Transmittal is signed by the registered holder of such Shares and payment, and delivery of the certificates for any Shares not purchased, are to be made directly to such holder or (b) the Shares are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (each of the foregoing constituting an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or an Eligible Institution in accordance with applicable law and with the Securities Transfer Agents Medallion Program ("STAMP") operated by Keymark Financial Services, Inc. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other than the signer of the related Letter of Transmittal, or if payment is to be made or Shares not purchased or tendered are to be issued to a person other than the registered owner, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed by the registered owner exactly as the name of the registered owner appears on the certificate, with the signature on the certificate or stock power guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or an Eligible Institution in accordance with applicable law and with STAMP. In all cases, payment of Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Information Agent/Depositary of certificates for such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING STOCK CERTIFICATES, THE LETTER OF TRANSMITTAL, AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF

DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer, each shareholder who does not otherwise establish an exemption from such withholding must notify the Company of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Substitute Form W-9 included in the Letter of Transmittal. Foreign shareholders must submit Form W-8 in order to avoid backup withholding. For this purpose, a foreign shareholder is a shareholder that is not (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or
(iii) any estate or trust the income of which is subject to United States federal income taxation regardless of the source of such income.

     FOR A DISCUSSION OF CERTAIN OTHER FEDERAL INCOME TAX CONSEQUENCES TO TENDERING SHAREHOLDERS, SEE SECTION 14.

     GUARANTEED DELIVERY. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates are not immediately available or time will not permit all required documents to reach the Information Agent/Depositary before the Expiration Time, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

          (a) such tender is made by or through an Eligible Institution;

          (b) the Information Agent/Depositary receives (by hand, mail, telegram, or facsimile transmission), on or prior to the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

          (c) the certificates for all tendered Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, and any other documents required by the Letter of Transmittal, are received by the Depositary within three AMEX trading days after the date the Information Agent/Depositary receives such Notice of Guaranteed Delivery.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. The Company reserves the absolute right to reject any or all tenders it determines not to be valid, eligible or in proper form or if acceptance of or payment for such Shares may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares. All defects and irregularities must be cured or waived before any tender of Shares will be deemed to be proper. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

4. WITHDRAWAL RIGHT.

     Except  as  otherwise  provided  in this  Section  4, the  tender of Shares pursuant to the Offer are irrevocable. Any shareholder desiring to withdraw Shares tendered pursuant to the Offer must notify the Information Agent/Depositary as set forth below at any time before the Expiration Time and, unless previously accepted for payment by the Company, at any time after 9:00 P.M., Pacific Time, on July 9, 1998, which is 20 business days after the Expiration Time.

     For a withdrawal to be effective, the Information Agent/Depositary must timely receive (at its address set forth on the back cover of this Offer to Purchase) a written, telegraphic, telex or facsimile transmission notice of withdrawal that complies with the requirements set forth in this paragraph. Such notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Information Agent/Depositary, then prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or an Eligible Institution in accordance with applicable law and with STAMP (except in the case of Shares tendered by an Eligible Institution). The Company, in its sole discretion, will determine the proper form and validity (including time of receipt) of notices of withdrawal, and such decisions shall be final and binding on all parties. Neither the Company nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and no such person will incur any liability for failure to give any such notice. Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. Withdrawn Shares may, however, be retendered before the Expiration Time by again following any of the procedures described in Section 3.

5. PURCHASE OF SHARES AND PAYMENT.

     The Company will purchase up to 1,000,000 Shares (subject to decrease as provided in Section 1 and Section 15) properly tendered and not withdrawn as permitted in Section 4, as soon as practicable after the Expiration Time.

     The Company will pay for Shares purchased pursuant to the Offer by transmitting payment of the aggregate of $2.90 per Share either to the tendering shareholders or in accordance with their instructions. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Time. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven AMEX trading days after the Expiration Time. Certificates for all Shares not purchased will be returned as soon as practicable after the Expiration Time without expense to the tendering shareholder. Under no circumstances will the Company pay interest on the amount to be paid for tendered Shares.

     The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, if payment for tendered Shares is to be made to any person other than the registered owner, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of any person other than the registered owner, or if tendered certificates are registered in the name of any person other than the registered owner signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the payment for tendered Shares unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE INFORMATION AGENT/DEPOSITARY) MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3.

6. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment or to purchase or to pay for any Shares tendered and may terminate or amend the Offer or may postpone the acceptance for payment of, the purchase of and the payment for, Shares tendered, if at any time on or after May 12, 1999 and at or before the time of purchase of such Shares, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company's sole judgment in any such case and regardless of the circumstances (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such purchase or payment:

          (a) there shall have been threatened, instituted, or pending any action or proceeding by any government, or by any governmental, regulatory or administrative agency, authority, or tribunal, or by any other person, domestic, or foreign, which:

               (1) challenges the making of the Offer, the acquisition of Shares pursuant to the Offer, or otherwise relates in any manner to the Offer; or

               (2) in the Company's sole judgment, could materially affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise could materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries, or materially impair the Offer's contemplated benefits to the Company; or

          (b) there shall have been any statute, rule, regulation, judgment, order, or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, which, in the Company's sole judgment, would or might directly or indirectly:

               (1) make the  acceptance  for payment of, or payment for, some or
          all  of  the  Shares   illegal  or  otherwise   restrict  or  prohibit
          consummation of the Offer;

               (2) delay or restrict the ability of the Company, or render the Company unable, to accept for payment or pay for some or all of the Shares;

               (3) materially impair the contemplated benefits of the Offer to the Company or impose new or additional obligations or costs on the Company; or

               (4) materially affect the business, condition (financial or other), income, operations, or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

         (c) there shall have occurred:

               (1) the declaration of any banking moratorium or suspension of payments in respect of banks in the United States;

               (2) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

               (3) the commencement of a war, armed hostilities, or any other national or international crisis directly or indirectly involving the United States;

               (4) any limitation (whether or not mandatory) by any governmental, regulatory, or administrative agency or authority on, or any event which, in the Company's sole judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

               (5) any significant decrease in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, or any change in the general political, market, economic, or financial conditions in the United States or abroad that could have a material adverse effect on the Company's business, operations or prospects or on the trading in the Shares; or

               (6) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the Company's sole judgment, a material acceleration or worsening thereof; or

          (d) any change shall occur or be threatened in the business, condition (financial or other), income, operations, Share ownership (other than through the Offer), or prospects of the Company and its subsidiaries, taken as a whole, which, in the Company's sole judgment, is or may be material to the Company; or

          (e) a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, business combination, or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person.

     The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The Company's determination concerning the events described in this Section 6 shall be final and conclusive, and shall be binding on all parties.

7. PRICE RANGE OF SHARES.

     The Shares are traded principally on AMEX under the symbol "FAJ." The following table sets forth for the periods indicated the high and low closing per Share sale prices on AMEX as reported in published financial sources and the cash dividends paid, or to be paid, per Share in each such fiscal quarter:


Fiscal Year                                              HIGH       LOW     DIVIDENDS
                                                       --------   -------   ---------
1997
     First Quarter (ended September 30, 1996) ........ $ 3.2500   $2.5625     $.0375
     Second Quarter (ended December 31, 1996) ........ $ 3.8750   $3.0000     $.0375
     Third Quarter (ended March 31, 1997) ............ $ 3.6250   $2.9375     $.0375
     Fourth Quarter (ended June 30, 1997) ............ $ 3.5625   $2.6250     $.0375

1998
     First Quarter (ended September 30, 1997) ........ $ 2.8125   $2.1250     $.0375
     Second Quarter (ended December 31, 1997) ........ $ 3.5000   $2.3750     $.0375
     Third Quarter (ended March 31, 1998) ............ $ 3.3125   $2.5000     $.0375
     Fourth Quarter (ended June 30, 199) ............. $ 3.2500   $2.3750     $.0375

1999
     First Quarter (ended September 30, 1998) ........ $ 3.3750   $2.3750     $.0375
     Second Quarter (ended December 31, 1998) ........ $ 2.5625   $2.0000     $.0000
     Third Quarter (ended March 31, 1999) ............ $ 2.7500   $2.3750     $.0000

     The record date for the Distribution shall be declared during the Fourth Quarter of the Company's 1999 fiscal year (prior to June 30, 1999). The Company announced its intention to make the Offer after the close of trading on November 25, 1998. The closing sales price per Share as reported on AMEX on that day was $2.44. On May 4, 1999, the closing sales price per Share as reported on AMEX on that day was $2.75. The Company urges shareholders to obtain current quotations of the market price of the Shares.

8. BACKGROUND AND PURPOSE OF THE OFFER.

     The Company is making the Offer in connection with the Transaction. See "Introduction." The background, purpose, and terms of the Transaction are described in the Proxy Statement for the Company's 1999 Annual Meeting of Shareholders, which was mailed to the Company's shareholders on or about March 24, 1999. The Company's shareholders approved the Transaction at the Annual Meeting of Shareholders on April 29, 1999.

     Pursuant to the Stock Purchase Agreement, UFAC purchased the Convertible Shares at a purchase price of $1.30 per share on April 30, 1999. The Convertible Shares have full voting rights, vote with the Shares as a single class and are convertible into Shares on a one-for-one basis after the record date for the Distribution and automatically convert on June 30, 1999 if not converted prior thereto. UFAC owns approximately to 53.3% of the Company's voting stock (52.2% on a fully diluted basis), and upon conversion of the Convertible Shares will own approximately 59.3% of the Shares on a fully diluted basis (if 1,000,000 Shares are purchased in the Offer).

     As part of the Transaction, the Company plans to a make a special, one time Distribution in the amount of $1.60 per Share to shareholders whose Shares are not purchased by the Company in the Offer and who continue to hold such Shares on the record date for the Distribution. UFAC will not participate in the Offer or receive the Distribution.

     SHAREHOLDERS WHOSE SHARES ARE PURCHASED PURSUANT TO THE OFFER WILL NOT RECEIVE THE DISTRIBUTION ON SUCH SHARES.

     The size of the Company's Board of Directors was increased to fifteen members on April 30, 1999. A majority of the Board of Directors are designees of UFAC. Pursuant to the Stock Purchase Agreement, UFAC has the right to nominate a majority of the Board as long as it continues to hold a majority of the voting power of the Company. William J. Rocke, the Company's Chief Executive Officer, and Jean E. Ryberg, the Company's President, have agreed to resign as officers of the Company on June 30, 1999. At that time, the Board will name a new Chief Executive Officer and President of the Company. Mr. Rocke and Ms. Ryberg will remain on the Board until such time as their respective successors are duly elected and qualified.

     Dividends may be declared from time to time in the discretion of the Board of Directors. Since September 30, 1998, no quarterly cash dividends have been declared pending payment of the Distribution. There can be no assurance that dividends will thereafter be resumed. If the Company requires the capital to fund operations or identifies alternative uses for capital (such as new business or investment opportunities), earnings may be retained or applied for such purposes rather than distributed as dividends.

     The purpose of the Offer is to allow shareholders who want to liquidate their investment in whole or in part in the Company to sell some or all of their Shares. The Company is providing shareholders with liquidity that is not currently present in the secondary market that exists for the Shares. The average daily volume on the AMEX of the Company's Shares during the past six months has been approximately 174 Shares. The Offer provides shareholders with the opportunity to sell Shares in quantities larger than the existing market has indicated it has capacity to absorb without eroding per Share price levels. Furthermore, the Company believes that the purchase of Shares through the Offer at this time is consistent with the Company's long-term goal of increasing shareholder value. Shareholders whose Shares are not purchased in the Offer will obtain a proportionate increase in their ownership interest in the Company if the Offer is completed and thus in the Company's future earnings and assets. For shareholders who sell at a gain, the repurchase may result in more favorable capital gain tax treatment than would be the case with a special distribution of the same aggregate amount. See Section 14.

     Any shareholder owning less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions on such transaction, but also will avoid any applicable Odd Lot discounts payable on sales of Odd Lots on AMEX.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

     Although the Company has no current plans to acquire additional Shares, the Company may from time to time in the future purchase additional Shares on the open market, in private transactions, through tender offers or otherwise. Shares that the Company acquires pursuant to the Offer will be deemed treasury stock. No current plan exists to make any material change in the business or operations of the Company.

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

     As of May 4, 1999, UFAC owned approximately 53.3% of the Company's voting stock. After the Offer, UFAC will own approximately 59.3% of the Company's voting stock (if 1,000,000 Shares are purchased in the Offer), and the Company's directors and executive officers as a group will beneficially own an aggregate of 1,709,462 Shares (approximately 35.6%) of the outstanding Shares (including 194,782 Shares which may be acquired by exercise of options exercisable within 60 days). The Company has been advised that no directors and no executive officers of the Company intend to tender any Shares pursuant to the Offer. If the Company purchases 1,000,000 Shares (or 21.7% of the Shares outstanding as of May 4, 1999) pursuant to the Offer, then after such purchase and assuming the conversion of the Convertible Shares, the Company's executive officers and directors as a group would beneficially own approximately 18.9% of the outstanding Shares (including 194,782 Shares which may be acquired by exercise of options exercisable within 60 days).

     The Company and UFAC have entered into a Service Agreement (the "Service Agreement") pursuant to which UFAC will provide the Company with certain advisory and support services related to franchise operations, strategic planning, sales and marketing, technology, human resources support, accounting, and reporting, and the Company will pay UFAC service fees of $25,000 per month plus expenses under such Services Agreement. Except for the purchase by UFAC of the Convertible Shares pursuant to the Stock Purchase Agreement, based upon the Company's records and upon information provided to the Company by its directors, executive officers and affiliates, neither the Company nor any of its subsidiaries nor, to the Company's knowledge, any of the directors, executive officers or affiliates of the Company, nor any associates of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof, except for a purchase of 400 Shares in an open market brokerage transaction at a price of $2.625 per Share by Louis T. Mastos, a member of the Company's Board of Directors.

     Except as set forth in this Offer to Purchase, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers, or any of the executive officers or directors of its subsidiaries,  is  a  party  to  any
contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents, or authorizations).

10. SOURCE AND AMOUNT OF FUNDS.

     Assuming 1,000,000 Shares are tendered in the Offer, the Company's maximum aggregate cost, including all fees and expenses applicable to the Offer, will be approximately $2,950,000. All funds so required were obtained from the Company's sale of the Convertible Shares pursuant to the Stock Purchase Agreement.

11. CERTAIN INFORMATION ABOUT THE COMPANY.

     Readers are also encouraged to refer to the Company's most recent annual report on Form 10-K and the most recent quarterly report on Form 10-Q for a further discussion of the Company's business and the risks and opportunities attendant thereto.

     SUMMARY HISTORICAL FINANCIAL INFORMATION. The following table presents certain summary consolidated historical financial information concerning the Company and its subsidiaries. The historical financial information at and for the years ended June 30, 1998 and 1997 has been summarized from the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended June 30, 1998. The historical financial information at and for the six months ended December 31, 1998 and 1997 has been summarized from the Company's audited consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the six months ended June 30, 1998. The following summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, such audited and unaudited consolidated financial statements and their related notes.


                                 SUMMARY HISTORICAL FINANCIAL INFORMATION

                                  YEAR ENDED JUNE 30        SIX MONTHS ENDED DECEMBER 31
                                -----------------------     ----------------------------
                                   1998         1997              1998          1997
                                ----------   ----------       ----------    ----------
INCOME STATEMENT DATA
  Operating revenue             $5,825,348   $6,164,603       $3,157,482    $2,894,950
  Net income                       612,475      979,198          435,415       493,033
  Basic earnings per share            0.13         0.21             0.09          0.11
  Diluted earnings per share          0.13         0.21             0.09          0.11
  Weighted average number of
    shares used in per share
    data:        Basic           4,605,358    4,607,709        4,605,358     4,605,358
                 Diluted         4,612,674    4,631,898        4,607,261     4,616,702


BALANCE SHEET DATA
  Working capital               $3,214,490   $3,261,953       $3,544,440    $3,482,664
  Total assets                   7,800,700    7,912,139        7,284,144     7,647,016

  Current liabilities            1,343,506    1,314,484          569,029       969,417

  Long-term debt                     4,953       33,462               --        19,465

  Stockholders' equity           6,452,242    6,564,193        6,715,115     6,658,134
  Book value per share                1.40         1.43             1.46          1.45
  Total shares outstanding       4,605,358    4,605,358        4,605,358     4,605,358

     PRO FORMA SUMMARY FINANCIAL INFORMATION. The following table presents certain unaudited pro forma summary financial information based on historical information which has been adjusted:

          (a) for the repurchase of 1,000,000 Shares at a price of $2.90 per Share and

          (b) as if the transaction had taken place (i) at the beginning of the periods presented for income statement items and (ii) at the end of the periods presented for balance sheet items but, in each case, such information does not purport to be indicative of the results which would actually have been achieved if the Offer had been completed as of the periods indicated or which may be achieved in the future.

          The tables also assume:

          (a) UFAC purchased 5,258,513 Convertible Shares for $6,836,067.

          (b) The Company will issue 5,258,513 Shares upon conversion of the Convertible Shares.

          (c)  UFAC's   Convertible   Shares  will  not  be  eligible   for  the
Distribution.

          (d) The   Distribution  of  $1.60  per  Share  on  3,605,358  Shares
outstanding after the Offer records a cash overdraft of (i) $1,188,083 for the balance sheet data of December 31, 1998 and (ii) $903,142 for the balance sheet data of June 30, 1998, to be funded by the sale of investments held as current assets.

         (e) Dilutive stock options remain equal to those on the historic date of the financial information presented.

         The pro forma summary financial information should be read in conjunction with the audited and unaudited financial statements and related notes set forth in the Company's Form 10-K for the year ended June 30, 1998 and Form 10-Q for the six months ended December 31, 1998.

                       FRONTIER ADJUSTERS OF AMERICA, INC.
                     PRO FORMA SUMMARY FINANCIAL INFORMATION
                                   (UNAUDITED)

                                          Year Ended                 Six Months Ended
                                        June 30, 1998                December 31, 1998
                                   -------------------------     -------------------------
                                     Actual       Pro Forma        Actual       Pro Forma
                                     ------       ---------        ------       ---------
INCOME STATEMENT DATA
  Operating revenue                $5,825,348     $5,825,358     $3,157,482     $3,157,482
  Net Income                          612,475        612,475        435,415        435,415

BALANCE SHEET DATA
  Working Capital                   3,214,490      1,381,983      3,544,440      1,711,934
  Total Assets                      7,800,700      6,871,336      7,284,144      6,639,721
  Current liabilities               1,343,506      2,246,648        569,029      1,757,112
  Long-term debt                        4,953          4,953             --             --
  Stockholders Equity               6,452,242      4,619,735      6,715,115      4,882,609

PER SHARE DATA
  Weighted average  number of
    shares used in per
    share data
    Basic                           4,605,358      8,863,871      4,605,358      8,863,871
    Diluted                         4,612,674      8,871,187      4,607,261      8,865,774
    Basic earnings per share       $     0.13     $     0.07     $     0.09     $     0.05
    Diluted earnings per share           0.13           0.07           0.09           0.05
    Book value per share                 1.40           0.52           1.46           0.55

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. Nonetheless, the Company anticipates that there will still be a sufficient number of Shares outstanding and publicly traded following the Offer to ensure a continued trading market in the Shares. Based on the published guidelines of AMEX, the Company believes that its purchase of Shares pursuant to the Offer will not cause its remaining Shares to be delisted from that exchange.

     The Shares are registered under the Exchange Act. The Company is required, among other things, to furnish certain information to its shareholders and the Securities and Exchange Commission (the "Commission") and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company has no present intention to apply to the Commission to deregister the Shares under the Exchange Act and intends to continue to file periodic reports thereunder.

13. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS.

     The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following summary is a discussion of material consequences for U.S. federal income tax purposes of a redemption of Shares pursuant to the Offer.

     This summary does not purport to cover all aspects of federal income taxation that may be relevant to shareholders. In addition, certain shareholders (including insurance companies, tax-exempt organizations, financial institutions, foreign persons, broker dealers, and shareholders who have acquired their Shares upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below.

     This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change. For example, after the Offer, Congress may change the tax rates that apply to gains realized in the Offer.

     No rulings as to any of the matters discussed in this summary have been requested or received from the Internal Revenue Service (the "Service"). The consequences to any particular shareholder may differ depending on that shareholder's own circumstances. Furthermore, this summary does not discuss any aspects of state, local, foreign or other tax laws. Each shareholder is urged to consult and rely on such shareholder's own tax adviser with respect to the tax consequences to such shareholder of selling Shares pursuant to the Offer or receiving the Distribution.

     SALE OF SHARES PURSUANT TO OFFER. A shareholder's sale of Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The amount and characterization of income recognized by a shareholder in connection with a sale of Shares pursuant to the Offer will depend on whether the sale is treated as a "dividend" or as an "exchange" for tax purposes. All or a portion of the amount received by a shareholder who sells Shares pursuant to the Offer may be treated as a dividend. The amount received that is not treated as a dividend will be treated as received in exchange for the Shares sold pursuant to the Offer. The determination of how much of the amount received represents a dividend and how much represents exchange proceeds depends on whether (a) the shareholders have a legally enforceable right to receive a dividend and instead receive an amount in redemption of their Shares (see "Legal Right to Dividend"), and (b) the application of the stock redemption rules of
Section 302 of the Internal Revenue Code of 1986, as amended (the "Code") (see "Application of Section 302").

     LEGAL RIGHT TO DIVIDEND. Judicial authorities have held and the Service has ruled that if a shareholder has a legally enforceable right to a dividend and, in effect, foregoes this dividend by selling shares to the corporation, the portion of the sale proceeds that is equal to the foregone dividend will be taxed as a dividend. In this case, the Stock Purchase Agreement provides that the Company shall declare and pay a distribution in the amount of $1.60 per Share on each Share not tendered in the Offer or not accepted by the Company if tendered in the Offer, within 60 days after the final expiration of the Offer. The obligation of the Company to declare and pay this distribution only arises under the Stock Purchase Agreement, which is between the Company and UFAC. Shareholders are not parties to the Stock Purchase Agreement, and therefore are not likely to have any legally enforceable rights under the Stock Purchase Agreement, including the right to force the Company to declare and pay this distribution. If no such legal right exists, shareholders that accept the Offer may not be required to recognize a portion of the amount received for their Shares as a dividend.

     Nevertheless, the Service may successfully contend that the Stock Purchase Agreement effectively assures that a shareholder will receive a distribution of $1.60 per Share and that $1.60 of the amount received by a shareholder in exchange for each Share pursuant to the Offer must be treated as a dividend. Due to the lack of authority directly on point, the Company can provide no assurance with respect to this matter.

     If the shareholders are regarded as having a legally enforceable right to the distribution prior to the Offer, at least $1.60 per Share of the amount received pursuant to the Offer would be treated as a dividend and the $1.30 per Share balance of the amount received would be treated as a dividend or an amount received in exchange for the Shares depending on the application of Code Section 302 to a shareholder's specific circumstances as discussed below. If a shareholder who sells Shares pursuant to the Offer is not regarded as having a legally enforceable right to the $1.60 per Share distribution, the entire $2.90 per Share amount received upon sale of the Shares pursuant to the Offer will be treated as a dividend or an amount received in exchange for the Shares depending on the application of Code Section 302 to a shareholder's specific circumstances as discussed below.

     APPLICATION OF SECTION 302.

     EXCHANGE TREATMENT. If the redemption qualifies as an exchange under any of the provisions of Code Section 302(b), except as described above, the cash received pursuant to the Offer will be treated as a distribution from the Company in exchange for the Shares sold. That treatment will result in a shareholder recognizing gain or loss equal to the difference between (a) the amount treated as received in exchange for the Shares pursuant to the Offer and
(b) the shareholder's adjusted tax basis in the Shares surrendered. Assuming the Shares are held as a capital asset, such recognized gain or loss will be capital gain or loss. If the Shares that are sold were held longer than one year, such capital gain or loss will be long-term.

     Notwithstanding the foregoing, the rules on "collapsible corporations" might, if they applied, cause a shareholder's gain to be ordinary income (rather than long-term capital gain). Because of its long operating history, the nature of its assets and other factors, the Company believes it is not a "collapsible corporation."

     Net capital gain, the excess of net long-term capital gain over net short-term capital loss, realized by individuals, estates and trusts is currently taxed at a maximum federal income tax rate of 20%. Short-term capital gains of individuals, estates and trusts are taxed at ordinary income rates, currently up to a maximum federal income tax rate of 39.6% (although, income at certain levels may be subject to a higher effective rate due to the phase-out of personal exemptions and certain itemized deductions). Capital gains of corporations are taxed at the federal income tax rates applicable to corporate ordinary income, a maximum of 35% (although income at certain levels may be subject to a higher effective rate due to phase-out of the 15%, 25% and 34% brackets). Each of the foregoing rates is subject to change, and any such change could apply retroactively to transactions effected pursuant to the Offer.

     DIVIDEND TREATMENT. If none of the conditions of exchange treatment under Code Section 302(b) are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder pursuant to the Offer, to the extent the Company has accumulated or current "earnings and profits." The Company believes that no shareholder's dividend income will be limited by a lack of earnings and profits.

     Each shareholder should consult with such shareholder's personal tax adviser to determine whether that shareholder will qualify for exchange treatment under Code Section 302(b). In the event that the sale of Shares pursuant to the Offer is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder's tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder's remaining Shares in the Company. In the event that a shareholder actually owns no Shares in the Company after the Offer is completed but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares (see below), such shareholder's tax basis should be added to Shares in the Company owned by related persons that was considered constructively owned by such shareholder. Ordinary income is generally taxable to individuals up to a maximum federal income tax rate of 39.6% (although income at certain levels may be subject to a higher effective rate due to the phase-out of personal exemptions and certain itemized deductions) and to corporations at a maximum federal income tax rate of 35% (although income at certain levels may be subject to a higher effective rate due to phase-out of the 15%, 25% and 34% brackets). Each of the foregoing tax rates is subject to change, and any such change could apply retroactively to include the sale of Shares pursuant to the Offer. As discussed below, a corporate shareholder that is treated as receiving a dividend may be allowed a dividends-received deduction and may be subject to the rules for "extraordinary dividends."


     CONSTRUCTIVE OWNERSHIP OF STOCK. In determining whether the provisions under Code Section 302(b), as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Code Section 318. Under Code Section 318, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. Moreover, a shareholder may constructively own Shares that such shareholder, or a related individual or entity, has the right to acquire by exercise of an option or warrant. The rules of constructive ownership are complex and must be applied to a particular shareholder's situation by such shareholder's personal tax adviser.


     ALTERNATIVE  CONDITIONS  FOR SECTION  302  EXCHANGE  TREATMENT.  Under Code
Section 302(b), a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a "complete redemption" of all of the Shares owned by a shareholder, (b) is "substantially disproportionate" with respect to a shareholder, or (c) is "not essentially equivalent to a dividend" with respect to a shareholder. Each shareholder should be aware that, under certain circumstances, sales, purchases or transfers of Shares in the market or to or from other parties contemporaneously with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b) or (c) above are satisfied. Furthermore, the Company believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Company. Proration may affect whether a sale by a shareholder will satisfy the provisions described in clause (a), (b) or (c) above.


     The following is a brief  description of the three major provisions of Code
Section 302(b):


               A COMPLETE REDEMPTION OF INTEREST. The receipt of cash by a shareholder will result in a "complete redemption" of all the Shares owned by the shareholder within the meaning of Code Section 302(b)(3) if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Code Section 302(c), such constructive ownership.


               A SUBSTANTIALLY DISPROPORTIONATE REDEMPTION. The receipt of cash by a shareholder will be "substantially disproportionate" with respect to such shareholder within the meaning of Code Section 302(b)(2) if the percentage of the total outstanding voting stock of the Company actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80% of the percentage of the total outstanding voting stock of the Company actually and constructively owned by such shareholder immediately before such sale.


               NOT ESSENTIALLY EQUIVALENT TO A DIVIDEND. Even if a sale by a shareholder fails to meet the "complete redemption" or "substantially disproportionate" tests, a shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a specific redemption is "not essentially equivalent to a dividend" depends on the individual shareholder's facts and circumstances. In any event, the redemption must result in a "meaningful reduction" of the shareholder's proportionate interest in the Company. The Service has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118% to .0001081%) was sufficient to constitute a "meaningful reduction." Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.


     DISTRIBUTION. After acquisition of Shares pursuant to the Offer, the Company plans to make the Distribution of cash to each remaining shareholder in the amount of $1.60 per Share.


     The DISTRIBUTION will be treated as a dividend, taxable as ordinary income, to the extent of the Company's accumulated earnings and profits as of the beginning of the current fiscal year and its "current" earnings and profits for the entire current fiscal year. Assuming that the Company acquires one million Shares in accordance with the terms of the Offer and the amount paid for the tendered Shares is treated as paid in exchange for Shares (rather than as a dividend in whole or in part), the Company expects that dividend income will not be limited by lack of earnings and profits.

         SPECIAL RULES FOR CORPORATE SHAREHOLDERS. Upon receipt of a dividend from the Company, a corporate shareholder who owns less than 20% of the Company generally is eligible for a dividends received deduction equal to 70% of the amount of the distribution, subject to applicable limitations, including those related to "debt-financed portfolio stock" under Code Section 246A and to the holding period requirements of Code Section 246.

         In addition, any amount received by a corporate shareholder that is treated as a dividend may constitute an "extraordinary dividend" subject to the provisions of Section 1059 of the Code. Generally, Section 1059 requires a corporate shareholder to reduce the tax basis of its stock in a corporation by the portion of the dividend eligible for the dividends received deduction and, if such portion exceeds the shareholder's adjusted tax basis for the stock, to treat any such excess as gain from the sale of the stock in the year in which the extraordinary dividend is received. The term "extraordinary dividend" includes any dividend if the amount thereof exceeds the greater of 10% of the adjusted tax basis of the shareholder's shares or 10% of the fair market value of the shares. For this purpose, other dividends received that have ex-dividend dates within the same period of eighty-five consecutive days of a dividend are aggregated. Further, if a taxpayer receives an aggregate amount of dividends in excess of 20% of the adjusted basis of the taxpayer's stock, such dividends having ex-dividend dates within the same period of 365 consecutive days, then the dividends also constitute "extraordinary dividends" and the taxpayer must reduce its basis under Code Section 1059. Section 1059 applies only to stock that has not been held for more than two years before the dividend announcement date unless, among other conditions, the redemption is not pro rata to all shareholders. The Company believes that the Offer will likely not result in a pro rata distribution to all shareholders. Additionally, if a corporate shareholder is required under Section 1059 to reduce its stock basis, then the non-taxed portion of all dividend distributions within an 85-day or 365-day period referred to above reduces the corporate shareholder's basis in the stock of the Company. Corporate shareholders should consult their tax advisers concerning the application of Section 1059 to their particular situations.

     BACKUP WITHHOLDING. A tendering shareholder or other payee who fails to complete fully and sign the Substitute Form W-9 included in the letter of transmittal may be subject to backup federal income tax withholding equal to 31% of the gross payments made pursuant to the Offer.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER (INCLUDING THE APPLICABILITY AND EFFECT OF THE CONSTRUCTIVE OWNERSHIP RULES AND FOREIGN, STATE AND LOCAL TAX LAWS) OF THE SALE OF SHARES PURSUANT TO THE OFFER.

15. EXTENSION OF THE OFFER; TERMINATIONS; AMENDMENTS.

     The Company expressly reserves the right, at any time and from time to time, to extend the period of time during which the Offer is open by making a public announcement of such extension. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6, in each case by making a public announcement thereof. The Company's reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company either pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, to amend the Offer in any respect. Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Pacific Time, on the next business day after the previously scheduled Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     If the Company materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, then the Offer will be extended until the expiration of such period of ten business days.

16. FEES AND EXPENSES.

     The U.S. Stock Transfer Corporation will act as a depositary of Share certificates and as information agent in connection with the Offer. The Company will pay all expenses of the U.S. Stock Transfer Corporation in connection with its acting as depositary, including reasonable attorneys' fees.

     The Company will not pay the U.S. Stock Transfer Corporation for soliciting Shares pursuant to the Offer. The Company will, on request, reimburse the U.S. Stock Transfer Corporation for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. The U.S. Stock Transfer Corporation has been authorized to act as the Company's agent for purposes of the Offer.

     The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

17. MISCELLANEOUS.

     The Offer is not being made to, nor will the Company accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction.

                             ADDITIONAL INFORMATION

     Additional information about the Company is set out in its Annual Report on Form 10-K for the fiscal year ended June 30, 1998; its Proxy Statement dated March 24, 1999; and its Quarterly Report on Form 10-Q for the quarter ended December 31, 1998. The Company has also filed an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which includes certain additional information relating to the Offer. The Company regularly files with the Commission reports on Form 10-K and Form 10-Q as well as other periodic reports, proxy statements, and other information (including information about its officers and directors, their holdings of Shares, its principal shareholders, and any material interest of such persons in transactions with the Company).

     Such material can be inspected and copied at the Commission, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, and at its regional offices at 7 World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained by mail from the Commission's Public Reference Branch, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Schedule 13E-4 will not be available at the Commission's regional offices. The Commission also maintains a web site at http://www.sec.gov which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

                       FRONTIER ADJUSTERS OF AMERICA, INC.

     Facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or the shareholder's broker, dealer, commercial bank, trust company or other nominee to the Information Agent/Depositary at its address set forth below:

               By Mail, Overnight Courier or By Hand:

                         U.S. Stock Transfer Corporation
                              1745 Gardenia Avenue
                                    Suite 200
                             Glendale, CA 91204-2991
                            Telephone: (818) 502-1404
                            Facsimile: (818) 502-0674

     Any questions or requests for assistance concerning this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent/Depositary at the above address and phone number. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.